RUDDICK CORPORATION                               EXHIBIT 11
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

                                     Three Months Ended
                                December 29,        December 31,
                                    1996              1995

Net Income Per share computed
 as follows:
Primary:

 1. Net Income                  $ 11,579,000       $  8,119,000
 2. Weighted Average Common
     Shares Outstanding           46,507,152         46,386,590
 3. Incremental Shares Under
     Stock Options Computed
     Under the Treasury Stock
     Method Using the Average
     Market Price of Issuer's
     Stock During the Periods         216,817           192,253
 4. Weighted Average Common
     Shares and Common
     Equivalent Shares
     Outstanding                   46,723,969        46,578,843
 5. Net Income per Share
     (Item 1 divided by Item 4)  $        .25       $       .17

Fully Diluted:
 1. Net Income                   $ 11,579,000       $ 8,119,000
 2. Weighted Average Common
     Shares Outstanding            46,507,152        46,386,590
 3. Incremental Shares Under
     Stock Options Computed
     Under the Treasury Stock
     Method Using the Higher
     of the Average or Ending
     Market Price of Issuer's
     Stock at the End of the
     Periods                          256,701            192,253
 4. Weighted Average Common
     Shares and Common Equivalent
     Shares Outstanding            46,763,853         46,578,843
 5. Net Income Per Share
     (Item 1 divided by Item 4)   $       .25        $       .17